Calculation of Filing Fee Tables
S-8
Fathom Holdings Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value per share	Other	137,614	$ 0.82	$ 112,843.48	0.0001381	$ 15.58
Total Offering Amounts:						$ 112,843.48		$ 15.58
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 15.58
Offering Note
[1]	a. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional shares of common stock, no par value per share (the "Common Stock"), of Fathom Holdings Inc. (the "Registrant") as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions. b. Represents 137,614 shares of Common Stock issuable upon vesting of Performance Rights granted to Laura Muller, President of Fathom Realty, LLC, on February 9, 2026. Such Performance Rights were granted outside of the Company's Amended and Restated 2019 Omnibus Stock Incentive Plan. c. Calculated solely for the purpose of this offering pursuant to Rule 457(c) and 457(h)(1) of the Securities Act on the basis of the average of the high and low prices of the Registrant's Common Stock on the Nasdaq Capital Market on March 25, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources